PETROBRAS ARGENTINA S.A.

Buenos Aires, October 14, 2016

Messrs.

BOLSA DE COMERCIO

DE BUENOS AIRES

COMISIÓN NACIONAL

DE VALORES

Re.: Assignment of interest in Río Neuquén and Aguada de la Arena areas

Dear Sirs:

In my capacity as Responsible of Market Relations of Petrobras Argentina S.A. (the “Company”), this is to inform Bolsa de Comercio de Buenos Aires (“BCBA”) and Comisión Nacional de Valores (“CNV”) that according with our relevant event communication dated August 5, 2016, on this date the Company confirm the  Assignment to YPF S.A. of 33.33% of the Company’s interest in “Río Neuquén” area for an amount of seventy two million United States dollars (US$72,000,000) and 100% of the Company’s interest in “Aguada de la Arena” area (representing 80% of the total interest in such area) for an amount of sixty eight million United States dollars (US$68,000,000).

                                                         Sincerely yours,

_____________________

Victoria Hitce

Responsible of Market Relations